NEWS RELEASE

5904 Richmond Highway

Suite 300

Alexandria, Virginia 22303

Tel: (703) 329-9400

Fax: (703) 329-8187

www.analex.com

Release:	IMMEDIATE
For:	ANALEX CORPORATION

(Symbol: NLX)

Contact:	Amber Gordon
Ron Alexander

(703) 329-9400

ANALEX ANNOUNCES 3rd QUARTER REVENUES AND EARNINGS

Earnings Conference Call will be Webcast Today

Alexandria, VA, October 30, 2003 – ANALEX CORPORATION (AMEX: NLX) today reported third quarter 2003 revenues of $16.6 million, an increase of 2% compared to revenues of $16.3 million for the third quarter of 2002. For the first nine months of the year, revenues amounted to $49.8 million, an increase of 18% over the $42.3 million for the first nine months of last year.

For the third quarter, revenues increased by 8.1% in the Company’s Homeland Security Group and by 10.1% in the Systems Engineering Group as compared to last year. The increase in Homeland Security revenues resulted from increased work in the intelligence community and related agencies. The increase in Systems Engineering revenues resulted from expanded task orders from the Company’s ELVIS contract on a year-over-year basis, offset by the planned step-down in activities under the Company’s Microgravity Research Development and Operations Contract (“MRDOC”) related to designing and building experiments to be run on the International Space Station. Revenues in the Company’s Advanced Biosystems subsidiary declined by 58% compared to the third quarter last year due to the reduction in funded research and development work from government agencies.

For the nine months ended September 30th, revenues increased by 5.6% in the Homeland Security Group and by 44.3% in the Systems Engineering Group. The large increase in Systems Engineering revenues is due to the ELVIS contract having commenced operations in July 2002 so that the nine-month comparison of revenues to last year is not directly comparable. Revenues in the Company’s Advanced Biosystems subsidiary declined by 33% for the nine months year-to-date compared to last year due to the reduction in funded R&D efforts.

“Results for the third quarter reflect growth in our core business activities related to information technology and systems engineering for the intelligence community, as well as growth in our ELVIS contract for NASA,” said Sterling Phillips, Analex President and CEO. “Analex is committed to developing a more robust new business development program, and our spending in this area naturally precedes results. Overall, Analex has an excellent base of business, a strong balance sheet and we remain optimistic about our prospects for future growth and improved profitability,” concluded Mr. Phillips.

More …

Analex: Announces 3rd Quarter 2003 Earnings

October 30, 2003

Operating profit for the third quarter as measured by earnings before interest and taxes (EBIT), was $895,900, a decrease of 25% over 2002 third quarter EBIT of $1.2 million. This represents EBIT margins of 5.4% for the quarter compared to 7.3% for the same period of the prior year. EBITDA for the third quarter was $1.0 million, a decrease of 21% over 2002 third quarter EBITDA of $1.3 million. For the first nine months of 2003, EBIT was $3.1 million, an increase of 32% over the $2.3 million for the first nine months of last year. EBIT margins increased from 5.5% in the first nine months of last year to 6.1% this year. EBITDA for the first nine months of 2003 was $3.5 million, an increase of 32% over 2002 third quarter EBITDA of $2.6 million.

For the third quarter, operating profit for the Company’s Homeland Security Group remained flat compared to last year’s third quarter, primarily due to a four-fold increase in spending for marketing and new business development, as well as the impact of an increase in health care expenses. For the quarter, health care expenses, which are self-insured with an insured limit on catastrophic losses, increased by approximately 80%. Operating profit at the Company’s Systems Engineering Group for the third quarter declined by 29% reflecting the planned phase-out of work on the MRDOC contract related to the design and construction of experiments to be conducted on the International Space Station. For the quarter, operating profit at the Company’s Advanced Biosystems subsidiary declined by 163% to a loss of $74 thousand due to the reduction in funded R&D work from governmental agencies.

For the nine-months year-to-date, operating profits at the Company’s Homeland Security Group grew by 48% due to increased information technology and systems engineering work in the intelligence community and related agencies, offset partially by increased self-funded health care expenses, which for the nine months, increased by 126% compared to the same period last year and offset by a four-fold higher spending on marketing and new business development compared to last year. For the nine months, operating profits at the Company’s Systems Engineering Group increased by 74% due to the ELVIS contract, offset by the reduction in activity in the MRDOC contract due to the planned phase-down of activity related to the International Space Station. Operating profit at Advanced Biosystems for the nine months declined by 76% due to the reduction in funded R&D efforts from governmental agencies.

Third quarter 2003 net income of $581,000 compares to $914,000 reported for the third quarter of the prior year, a decrease of 36%. The Company’s net margin decreased from 5.6% last year to 3.5% this year. This decrease is attributable to factors noted above as well as an increased provision for income taxes due to the elimination of net operating loss carryforwards (“NOLs”), offset by decreased interest expense. Earnings per share (EPS) for third quarter 2003 were $0.03 compared to $0.05 per share for the third quarter last year, a decrease of 39%. Fully diluted shares outstanding for the third quarter were 5% greater than the same quarter of the previous year.

For the nine months of 2003, net income amounted to $2.0 million, an increase of 32% over the $1.5 million for the prior-year period. This increase is attributable to the factors noted above regarding operating profits, together with decreased interest expense, offset by an increased provision for income taxes due to the elimination of NOLs. For the nine months, fully

More …

Analex: Announces 3rd Quarter 2003 Earnings

October 30, 2003

diluted per share earnings were $0.11 compared to $0.09 per share for the prior year. Fully diluted shares outstanding for the first nine months of 2003 were 4% greater than the same period of the previous year.

The Company has scheduled a Webcast of its earnings conference call for 11:00 a.m. (ET), today, during which management will make a brief presentation of third quarter and nine month results and operating trends. A question-and-answer session will follow to further discuss the results. Interested parties can listen to the conference call over the Internet by logging on to Analex’s Website at www.analex.com at the scheduled time and following instructions to sign in for the call. A replay will be available over the Internet and can be accessed through Analex’s Website. A recorded replay of the conference call and question / answer session will also be available after 1:00 p.m. (ET) today. The replay will be available through November 28, 2003 via telephone at 888-286-8010 (replay Pass Code: # 18004811). The International dial-in replay number is 617-801-6888.

About Analex

Analex specializes in providing intelligence, systems engineering and biodefense services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The company’s stock trades on the American Stock Exchange under the symbol NLX. The company can be found on the Internet at www.analex.com.

PLEASE NOTE:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, pharmaceutical and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Analex:  Announces 3rd Quarter 2003 Earnings

October 30, 2003

Analex Corporation

Selected Financial Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Revenues	$16,589,800	$16,318,600	$49,823,900	$42,282,300
Net Income	581,000	914,000	1,990,500	1,513,600
Net Income Margin	3.5%	5.6%	4.0%	3.6%

Interest Expense	83,000	269,100	278,600	778,900
Taxes	231,900	10,200	793,400	23,900
EBIT	895,900	1,193,300	3,062,500	2,316,400
EBIT Margin	5.4%	7.3%	6.1%	5.5%

Depreciation	27,900	17,300	90,900	73,700
Amortization	104,200	92,200	308,700	232,200
EBITDA	1,028,000	1,302,800	3,462,100	2,622,300
EBITDA Margin	6.2%	8.0%	6.9%	6.2%

Net Income Per Share:
Basic	$0.04	$0.06	$0.13	$0.11

Diluted	$0.03	$0.05	$0.11	$0.09

Weighted avg. shares:
Basic	14,971,765	14,238,707	14,750,464	14,408,181

Diluted	17,811,841	17,013,845	17,601,869	16,981,384

Balance Sheet Data

	September 30, 2003	December 31, 2002

Current assets	$12,560,500	$13,128,400
Long-term assets	17,933,700	17,655,800

Working capital	1,061,800	675,500
Accounts payable	1,854,500	3,294,700
Accrued liabilities	7,306,700	5,258,400

Note payable – line of credit and
bank term note	2,810,800	4,929,400
Note payable – other	2,360,700	3,309,300
Shareholders’ equity	16,102,300	13,901,800

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